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                                                              FILE NO. 333-28357
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1575


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $20,000,000.00


TRADE DATE:               September 16, 1997


ORIGINAL ISSUE DATE:      September 26, 1997


MATURITY DATE:            September 26, 2012


INTEREST RATE:            7.00%


INTEREST PAYMENT DATES:   Semiannually on March 26th and September 26th, commencing March 26, 1998 and subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  September 26, 2002


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable semiannually on the 26th day of each March and September and at
                          Maturity (the "Interest Payment Dates"), commencing on March 26, 1998. This Note is subject to redemption at the option of the Company, in whole, on any Interest Payment
                          Date occurring in March or September commencing on or after the Interest Payment Date of September 26, 2002, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.



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           The date of this Prospectus Supplement: September 16, 1997